Exhibit 10.1

 Confidential – Attorney-Client Privileged

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made and entered into by and between Littelfuse Europe GmbH (the “Company”) and Dieter Roeder (the “Executive”), effective as of April 18, 2017 (Company and Executive are herein referred to as the “parties”).

Recitals

WHEREAS, the Executive has asked the Company to allow him to work a reduced work schedule;

WHEREAS, the Company is willing to allow the reduced work schedule, subject to the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in exchange and in consideration for the rights and benefits they each receive under this Agreement, the parties, intending to be legally bound, agree that the above-referenced Employment Agreement shall provide, on and after April 1, 2017, as follows:

1.

Position and Duties. The Executive shall continue to be employed as the Senior Vice President and General Manager, Automotive Business Unit, until such time as the Company hires a successor for this position or otherwise determines, in its sole discretion, that such title is no longer appropriate. While employed in this position, the Executive will have all of the duties and responsibilities that are commensurate with such position. If the Executive is no longer employed in this position, he shall have such other duties, authorities and responsibilities as the Company may reasonably determine, including assisting in the transition of the Executive’s duties to a successor. The Executive will continue to report to the Company’s Chief Executive Officer. Executive’s primary office shall continue to be located in his residence in Offenbach, Germany.

2.

Working Hours. The Executive’s regular weekly working hours shall be a reduced schedule of thirteen (13) hours per week, to be worked during two (2) days. The time of working hours shall depend on Company practices and operational requirements, as well as the travel activities of the Executive. The Company reserves the right to demand the performance of additional work that goes beyond normal working hours. In the event of corresponding operational needs, the Executive is obligated to perform a reasonable amount of overtime exceeding the agreed working hours.

3.	Compensation and Benefits. The Executive will continue to be entitled to:

a.

Base Salary. an adjusted base salary equal to EUR 74,400.00 per year. One-twelfth (1/12) of the Executive’s adjusted base salary will be paid on the last work day of each calendar month in accordance with the Company’s normal payroll practices. The aforementioned adjusted base salary shall settle all work of the Executive per this Agreement including any overtime, travel time, etc.

 Confidential – Attorney-Client Privileged

b.

Bonus and Equity Plans. an award under the Annual Incentive Plan for the 2017 fiscal year based on company performance and the Executive's satisfactory performance of the following duties: (i) investor relations and support, (ii) support in M&A activities, and (iii) coaching and development of direct reports. Duties shall not include involvement in the Company's daily business activities. The target payout under the award will be 60% of adjusted base salary. Any annual award that becomes due under the Annual Incentive Plan for the 2017 fiscal year will be paid to the Executive on January 31, 2018. After 2017, the Executive shall not be entitled to any additional awards under the Annual Incentive Plan.

The Executive shall not be entitled to annual awards under the Long-Term Incentive Plan during or with respect to the 2017 or later fiscal years.

c.

Vacation. paid vacation that Executive has accrued in accordance with the Company's vacation policy (as in effect from time to time), but not used as of the Effective Date, shall be used or paid to the Executive during April 2017. Any further paid vacation after the Effective Date shall accrue at the rate of twelve (12) days per year (provided that the Executive continues to work two-days per week) or as otherwise required by German law.

d.

Benefits. participation in the Company's group accident insurance and any other employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements for such benefit plan; provided, however, that the Company may modify or terminate any employee benefit plan at any time, subject to compliance with applicable law. The Company will make a contribution on the Executive’s behalf to the statutory pension insurance scheme and the statutory social insurance scheme of Germany, as required by law. In addition, the Executive will participate in the Company's occupational corporate pension program in Germany through Allianz, to which the Company will make an annual contribution on his behalf equal to at least five percent (5%) of his annual adjusted base salary (pro rated for any partial year).

e.

Reimbursement for Business Expenses. reimbursement, upon presentation of appropriate documentation, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable business expenses (including reasonable business travel and expenses related to the Executive’s home office, such as office supplies, phone and internet) incurred in connection with the Executive’s performance of duties.

f.	Perquisites. the following perquisites, to be provided in accordance with the applicable Company or Littelfuse, Inc. policies as in effect from time to time:

i.	use of the Executive's existing Company-paid car. The Executive will not be eligible for a replacement car in 2017 or later; and

ii.	use of a Company-paid cell phone and personal computer.

 Confidential – Attorney-Client Privileged

The Executive shall not participate in executive physical program or financial planning and tax counseling services on or after the Effective Date.

The Company may withhold from any and all amounts payable under this Agreement such taxes as may be required to be withheld pursuant to any applicable law or regulation. The Executive’s receipt of a benefit or other special payment (e.g., bonus payments, equity awards) shall not entitle the Executive to future awards or to a future level or amount of such awards.

4.

Termination of Employment. The Executive’s employment with the Company shall continue until the term of this Agreement expires on July 5, 2018, unless the parties mutually agree to a new Agreement. Notwithstanding the above, the Executive's employment may be terminated by the Company in accordance with German law or the Executive at any time for any reason. ; provided, however, that the Company may request that the Executive refrain from providing services to the Company during such notice period and the Company will continue to pay his adjusted base salary during such period.

5.

Disability. If the Executive is prevented from working for the Company due to an incapacity to work, the Company shall continue to pay the Executive his adjusted base salary to the extent required by the legal provisions of the Entgeltfortzahlungsgesetz.

6.

Change of Control. Nothing in this Agreement will affect the Executive's rights and entitlements under any Change of Control Agreement entered into between Littelfuse, Inc. and the Executive from time to time, provided, however, the parties agree that this Agreement, and any resulting changes to the Executive's employment with the Company contemplated by this Agreement, shall not constitute “Good Reason” for purposes of any such Change of Control Agreement or any equity award agreement entered into between Littelfuse, Inc. and the Executive, and that any such agreement is hereby amended consistent with this intent.

7.	Inventions, Confidentiality, Return of Property.

a.

The regulations of the Gesetz über Arbeitnehmererfindungen (Law Concerning Employee Inventions) in the version that was valid at the time of the claim shall apply for all employee inventions during the term of the Executive’s employment with the Company and its affiliates.

b.

The Company is, at any stage of the production process, entitled to all work results produced during the term of the Executive’s employment with the Company or its affiliates which are protected by copyright. The Company may require the hand-over of work, sketches and documents at any stage of the production process. The Executive does not have a right of retention with respect to such work, sketches or documents and the exclusive right of use thereof, without any limitation in terms of time or territory, shall be transferred to the Company. The rights of use are settled with the agreed remuneration.

 Confidential – Attorney-Client Privileged

c.

All equipment and documents handed over to the Executive, such as samples, catalogs, price lists, drawings and maps, or created by the Executive (e.g., records, notes, discussion materials) in the course of his employment with the Company or its affiliates, shall remain the property of the Company. Such materials must be returned to Company management during the term of the Executive’s employment with the Company upon the Company’s request and immediately (without request) upon the end of this Agreement. The Executive shall refrain from asserting any rights of retention or rights of set-off. Company security provisions must be observed. Written material, drawings and similar documents that are to be handled in a confidential manner must be kept under lock and key.

d.

The Executive shall keep secret all Company and business secrets, particularly production processes, sales channels, lists of customers, bases for calculation, company software and comparable information, both for the duration of the Executive’s employment with the Company and its affiliates and after it has ended. The duty of non-disclosure does not include knowledge that is accessible to anyone or whose dissemination is clearly not disadvantageous for the Company or its affiliates. In case of doubt, however, technical, commercial and personal transactions and relationships, of which the Executive becomes aware in connection with his employment with the Company or its affiliates, shall be treated as confidential. If the Executive is required to disclose information to third parties, an instruction must be retrieved from Company management as to whether a certain fact is to be treated as confidential or not. The duty to maintain confidentiality shall also include the matters of other companies with which the Company is affiliated economically or organizationally. If the post-contractual duty to maintain confidentiality on the part of the Executive impairs him in further career pursuits, the Executive is entitled to be released by the Company from this duty.

e.

The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints that may be imposed upon him pursuant to this Section 7. The Executive agrees that those restraints, if imposed, are necessary for the reasonable and proper protection of the Company and its affiliates and that each and every one of the restraints is reasonable. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 7 that may be imposed on him, the damage to the Company and its affiliates would be irreparable. The Executive therefore agrees that the Company and its affiliates, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Section 7 that is imposed on him shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

 Confidential – Attorney-Client Privileged

8.	Miscellaneous.

a.

Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements or understandings, between the Executive and the Company with respect to the subject matter hereof, whether written or oral, except for any Change of Control Agreement between the Executive and Littelfuse, Inc. (as amended by Section 6 hereof). This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

b.

Claims. All claims resulting out of the Executive’s employment relationship with the Company must be asserted in writing by either party within a period of three (3) months of their origin and, if such claims are denied, corresponding legal action must be taken within an additional period of one (1) month. Otherwise, such claims shall expire.

c.

Overpayment. The Company may demand the reimbursement of overpaid salary or other monetary amounts under the provisions governing the restitution of unjust enrichment. The Executive shall not claim the omission of enrichment if the legally unfounded overpayment was so evident that he should have recognized the amounts as such or if the overpayment is based on circumstances attributed to the Executive.

d.

Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

e.

Assignation, Pledging or Attachment. The Executive may neither assign nor pledge as collateral his claims to remuneration without the consent of the Company. If no such consent has been granted, measures of this kind shall be invalid against the Company and its affiliates and they may disregard them.

f.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

g.

Governing Language. The parties agree that the English language version of this Agreement shall prevail for purposes of determining each party's obligations and rights. To the extent that the Company provides a German language translation of this Agreement, it is provided merely as an accommodation to the Executive and is not intended as a binding contract or to otherwise supersede or replace the English language version.

h.

Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the United States (and, in particular, the laws of the State of Illinois) without regard to the choice of law principles thereof, except to the extent of any mandatory protections that apply under the law of the Federal Republic of Germany or to the extent that any such United States law would violate the German public order (ordre public).

 Confidential – Attorney-Client Privileged

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

Date: April 18, 2017	Littlefuse Europe GmbH By: /s/ Hans Ulrich Schoenfelder Print Name: Hans Ulrich Schoenfelder Title: Managing Director
Date: April 18, 2017	/s/ Dieter Roeder
Dieter Roeder

ACKNOWLEDGEMENT BY LITTELFUSE

By signing below, the undersigned officer of Littelfuse, Inc. acknowledges and consents, on behalf of Littelfuse, Inc., to the terms of this Agreement that create obligations of Littelfuse, Inc., or otherwise modify any agreements in effect between the Executive and Littelfuse, Inc.

Littelfuse, Inc.

Date: April 18, 2017	By: /s/ Ryan K. Stafford Print Name: Ryan K. Stafford Title: Executive Vice President and Chief Legal and Human Resources Officer